Draft:  August 26, 1996

                    MANAGEMENT AND MARKETING AGREEMENT

THIS AGREEMENT made as of the 21st day of August, 1996.

BETWEEN:

SHALCOR INVESTMENTS INC. a Saskatchewan corporation having an office in Regina, Saskatchewan (hereinafter referred to as "Shalcor")
OF THE FIRST PART

AND

DATALINK SYSTEMS CORPORATION, a Nevada corporation, having an office in Los Gatos, California (hereinafter referred to as "Systems")
OF THE SECOND PART

WHEREAS:

A. The Owner has acquired or developed and owns all of the right, title and interest to the Technology;

B. The Owner wishes to appoint the Manager, as the Owner's agent, to manage and market the Technology on the terms and conditions set out in this Agreement.

     NOW THEREFORE in consideration of the entitlements to receive certain cash distributions under this Agreement, and the covenants, agreements and premises herein contained, the parties hereto agree as follows:

                                  ARTICLE 1
                                INTERPRETATION
1.1  Definitions

     In this Agreement, the recitals and the schedules, if any, the following words, phrases and expressions will have the following meanings:

a.  "Agency Fee" has the meaning specified in Subsection 3.1. c.;

b. "Application Software" means the computer programs consisting of the modules and having the functional and technical specifications more particularly described in Schedule A to the Application Software Purchase Agreement;

c. "Application Software Purchase Agreement" means the agreement of purchase and sale made as of June 14, 1996, between Shalcor, Systems and DataLink Communications Corporation;

d.  "Customer" means any person using the Service;

e. "Documentation" has the meaning set out in Subsection iv. of the definition of Technology together with all revisions thereto;

f. "Enhancement" means any improvement, revision or other modification made to or replacement of the Application Software by Systems necessary:

     i.  to provide Customers with a then current Service;

     ii. to keep the Service competitive with alternative products available to Customers; and

     iii. to keep the Service compatible with the personal computer and networking technology then in use;

including, without limitation, the changes set out in Appendix A.2 to Schedule A to the Application Software Purchase Agreement to the extent that the Owner, through its agent, continues to believe they make sense in light of then current market conditions and technical developments;

g.  "Expenses" has the meaning specified in Subsection 3.1 c.;

h.  "Gross Sales" has the meaning specified in Subsection 3.1 c.;

i. "Intellectual Property" has the meaning specified in Subsection iii. of the definition of Technology;

j. "Interest Amount" means an amount equal to the annual interest payable under the Note;

k. "Manager" means Systems and its permitted assigns in its capacity as the agent for the Owner and the manager of the Technology appointed by the Owner under this Agreement;

l.  "Net Revenue" has the meaning specified in Subsection 3.1 c.;

m.  "Net Sales"  has the meaning specified in Subsection 3.1 c.;

n. "Note" means the 8.0% Secured Term Note dated as of August 21, 1996 issued by Shalcor to DataLink Communications Corporation in connection with the purchase of the Technology;

o. "Overhead and Administration Costs" has the meaning specified in Subsection 3.1 c.;

p. "Owners" means Shalcor and its permitted assignees, if any, jointly each as to an undivided interest in the Technology and "Owner" means any one of them;

q.  "Owners' Fee" has the meaning specified in Subsection 3.1 c.;

r. "Patent" means the application for patent for the Mail Alert System in the United States Patent Office recorded as Case Docket No. P3001;

s. "Principal Payments" means the amounts payable to the Owners pursuant to Subsections 3.1 b. i. and 3.2 c. i. for payment against the principal sum outstanding under the Note;

t. "Security Agent Agreement" means the Security Agent Agreement made as of August 21, 1996, among Shalcor, DataLink Communications Corporation and National Trust Company and "Security Agent" means the Security Agent under the Security Agent Agreement;

u. "Service" means a service that provides screening and notification of the delivery of E-Mail messages utilizing wireless technology which service, at the date of this Agreement, is known as MailXpress;

v. "Technology" means the Application Software and all of the Owner's property and rights developed, acquired or used in connection with the Application Software including, without limitation:

     i. the benefit of all agreements necessary for the operation of, the ownership of, or the realization of the benefit from, the Application Software including, without limitation, all service agreements and third party license agreements;

     ii. customer and supplier lists, inventions including, without limitation, the invention embodied in the Patent, ideas, research, discoveries, designs, systems, patterns, specifications, technology, know-how, formulae, confidential information, data, source codes, object codes, computer software development tools, operating systems, subroutines, algorithms, methods and processes;

     iii. all intellectual property worldwide including, without limitation, patents, trade marks, copyrights, trade secrets, applications for and the right to apply for any intellectual property (the "Intellectual Property"); and

     iv. copies of all records, documents (including, without limitation, user documentation and source code listings), correspondence, notes and rights related to the foregoing ("Documentation").

1.2   Interpretation

a. The terms "this Agreement", "hereof" "hereunder" and similar expressions refer to this Agreement and not to any particular Section, Subsection or other portion of this Agreement and include any agreement amending or supplemental to this Agreement. Unless something in the subject matter or context is inconsistent therewith, reference herein to Sections and Subsections are to Sections and Subsections of this Agreement.

b. Except as specifically stated in this Agreement, all references to currency is to United States of America dollars. Any currency conversion required or contemplated by this Agreement with respect to Canadian and United States of America currency will be based on the rate published by the Bank of Canada as the noon spot rate applicable for the purchase of United States of America dollars on the business day immediately before the date of conversion.

c. This Agreement will be governed by and interpreted in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein, except the conflict of law rules, and the parties attorn to the jurisdiction of the Court of Queen's Bench of the Province of Alberta.

d. Wherever the singular, plural, masculine, feminine or neuter is used throughout this Agreement the same will be construed as meaning the singular, plural, masculine, feminine, neuter, body politic or body corporate where the fact or context so requires and the provisions hereof and all covenants herein will be construed to be joint and several when applicable to more than one party.

e. Headings are inserted in the Agreement for convenience of reference only and are not intended to affect the Agreement's interpretation.

1.3  Schedules

     The following schedules are incorporated into and made part of this
Agreement:

        Schedule A - User Service Agreement Language

                                 ARTICLE 2
                            MANAGEMENT SERVICES

2.1  Appointment of Agent/Manager

     The Owner hereby appoints Systems as its agent for the sole and specific purpose of managing the marketing, distribution, sale, Enhancement and support of the Service, subject to the terms and conditions of this Agreement, and Systems hereby accepts such appointment.

2.2  Management Duties

a. The Manager will, in good faith, observe and perform the following obligations in respect of the marketing, distribution, sale, Enhancement and support of the Service:

     i. Marketing, Distribution and Sale. The Manager will be responsible for the marketing of the Service including, without limitation, developing marketing materials, organizing product demonstrations, establishing distribution channels, pricing, promotion and sale of the Service. The Manager will use commercially reasonable efforts to provide the Service and maximize sales of it. The Manager will be responsible for developing and negotiating the contracts required to supply the Service to Customers. The Owner will be entitled to receive copies of and to comment on standard form sales and support service contracts. All such contracts will contain provisions of confidentiality acceptable to the Owner. In addition, Manager will have responsibility for the billing and collection of fees and payments from Customers and for the payment of fees to the Owner.

     ii. Support, Training and Consulting. The Manager will have complete responsibility for delivery and installation of the Service. The Manager will provide all support services for Customers including telephone and on-site support. The Manager will also provide all required training and consulting support.

     iii. Maintenance and Enhancements. All maintenance necessary to correct any errors in the Technology found by any Customer will be provided by the Manager pursuant to the terms of its support services agreements. The Manager will provide all Enhancements.

b. In addition to the duties referred to in Subsection 2.1 a., the Manager will, in good faith and in satisfaction of its fiduciary duty to the Owners do the following:

     i. Reviews. The Manager will review and report to the Owner or its duly appointed agent on the Manager's performance under this Agreement on a quarterly basis. Such reviews will be scheduled by mutual agreement of all parties.

     ii. Computer Code. The Manager will deliver computer code (in object and source form) together with all related documentation and development tools necessary or desirable to enable the software to operate properly to the Owner or its duly appointed agent quarterly, within thirty (30) days of the end of each fiscal quarter of the Manager. The Manager will assist the Owner or its agent in verifying that the computer code delivered to the Owner is fully functional Application Software, or Enhancements.

     iii. Conflict of Interest. The Manager acknowledges and agrees that it is acting in a fiduciary capacity as agent of the Owner and will conduct itself as such in all dealings on behalf of the Owner and in connection with the performance of its obligations under this Agreement. In particular, the Manager will avoid conflicts of interest between itself and the Owner in connection with the business of providing the Service.

2.3  Insurance

a. Without in any way limiting the liability of the Manager under this Agreement, the Manager will be responsible to maintain and keep in force during the term of this Agreement the following insurance coverage:

     i. automobile liability insurance on all vehicles used in connection with this Agreement. In respect of such vehicles not owned by the Manager, it will maintain and keep in force as aforesaid non-owned automobile liability insurance protecting its liability including that assumed under this Agreement. The limits of such insurance will be at least; for bodily injury (including passenger hazard) and property damages, one million dollars ($1,000,000.00) inclusive for any one accident.

     ii. comprehensive general liability insurance (including liability under this Agreement) with inclusive limits of not less than five million dollars ($5,000,000.00) for any one occurrence in respect of bodily injury and property damage;

     iii. employer's liability insurance with limits of not less than One Million ($1,000,000.00) Dollars for each employee engaged in the services where Workers' Compensation does not exist; and

     iv. unless otherwise directed by the Owner, in writing, insurance covering loss of or damage to all machinery, tools, equipment, supplies and structures owned by the Manager and/or rented or leased from a third party or parties and used by the Manager or its sub-contractors in performing its obligations under this Agreement.

b. Upon request, the Manager will supply the Owner with certificates evidencing the above insurance.

c. The above insurance policies will not be changed in any manner which could affect the interests of the Owner without thirty (30) days' prior written notice by registered mail to the Owner.

d. For greater certainty, the parties agree and understand that the obligations of the Manager may be fulfilled if the Manager's existing insurance policy satisfies the requirements of this Section.

e. Any insurance carried by the Manager will contain a waiver of subrogation in favour of the Owner.

                                  ARTICLE 3
                     ALLOCATION AND DISTRIBUTION OF FEES

3.1  Distribution of Fees Before Payout of the Note

a. The Manager will distribute, annually, until the Note is paid in full, the Net Sales in the following order of priority:

     i. to pay any withholding taxes payable by the Owner in connection with the distribution of the Owners' Fee pursuant to Section 3.2;

     ii. to pay the Owners' Fee to the Owners in proportion to their respective ownership interest in the Technology; and

     iii.  to pay the Expenses.

b. The Manager will distribute, annually, until the Note is paid in full, the Net Revenue less the Owners' Fee payable in the year in the following order of priority:

     i. 60% to the Owners in proportion to their respective ownership interest in the Technology, for payment against the principal sum outstanding from time to time under the Note and in accordance with the Note; and

     ii. 40% to the Owners in proportion to their respective ownership interest in the Technology, for retention by the Owners.

c. For the purposes of Subsection 3.1 a. the following terms have the following meanings:

     i. "Agency Fee" means 10% of the annual direct costs of marketing, distributing and selling the Service referred to in Subsection 3.1 c. ii. A.;

     ii.  "Expenses" means the annual:

          A. direct costs of marketing, distributing and selling the Service;

          B.  direct cost of Enhancements;

          C.  Overhead and Administration Costs; and

          D.  Agency Fee;

     iii. "Gross Sales" means gross amounts paid by Customers, in a year, to install, use and get support for the Service;

     iv.  "Net Revenue" means Net Sales less Expenses;

     v.  "Net Sales" means Gross Sales less:

          A. normal course of business selling credits for discounts or rebates for the year; and

          B. returns or adjustments for the Service for which a refund has been paid or credited to the Customer, to the extent of the payment or credit in the year;

     vi. "Overhead and Administration Costs" means the direct overhead and administrative costs of Systems to provide the Service, for a year, which costs for 1997, will not exceed 28% of Gross Sales and thereafter will not exceed 10% of Gross Sales, for a year, determined as the pro rata share of Systems' total overhead and administrative costs for the year, determined by multiplying Systems' total overhead and administrative costs by the fraction, the numerator of which is the Gross Sales and the denominator of which is the aggregate gross amount paid by Systems' customers for installation, use and support for all of Systems' services less normal course of business selling credits for discounts and rebates and less returns adjustments for which a refund has been paid or credited to the customer, to the extent of the payment or credit; and

     vii. "Owners' Fee" means an annual fee payable by Systems to the Owners of $1,500,000 commencing January 1, 1997.

d. Notwithstanding anything else contained in this Agreement, in no event, without the prior written consent of the Owners, will fees or other amounts for the Service:

     i. be set below competitive prices prevailing in the market for similar services as determined by the Manager acting in the best interests of the Owner; and

     ii. be discounted for any other consideration granted to Systems, its affiliates or associates that is not provided to the Owner.

e. All amounts to be determined for the purposes of the calculations required pursuant to this Article 3 will be determined in accordance with United States generally accepted accounting principles consistently applied from year to year and consistently applied between the Service and the services sold by Systems.

3.2  Distribution of Owners' Fee

     The Owners' Fee in any year and the amount payable to the Owner pursuant to Subsection 4.5 b., if any, will be payable in the following order of priority:

a.  to pay the Interest Amount;

b.  to pay any accrued and unpaid interest on the Note; and

c.  the excess, if any, as follows:

          i. 60% to the Owners in proportion to their respective ownership interest in the Technology, for payment against the principal sum outstanding from time to time under the Note and in accordance with the Note; and

          ii. 40% to the Owners in proportion to their respective ownership interest in the Technology, for retention by the Owners.

3.3  Distribution of Fees After Payout of the Note

a. The Manager will distribute, annually after the Note has been paid in full, the Net Revenue in the following order of priority:

          i.  60% to Systems as an agent's fee; and

          ii.  40% to the Owners.

b. For the purposes of Subsection 3.3 a., the terms defined in Subsection 3.1 c. have the same meaning except that Subsection 3.1 c. ii. D., the Agency Fee, is deleted from the definition of Expenses.

3.4  Timing and Payment of Distributions

     Amounts payable to the Owner for a year pursuant to Sections 3.1, 3.2 and
3.3 will be paid within 60 days from the year end.

3.5  Set Off

     Systems will have the right to set off amounts payable by Systems to the Owners under this Agreement against amounts payable to DataLink Communications Corporation by the Owners under the Note except that Systems will have no right of set off and will pay the following amounts to the Owners without regard to the equities between Systems or its affiliates and the Owners and the parties acknowledge and agree that these amounts are liquidated amounts payable forthwith:

a.  amounts payable to Owners pursuant to Subsections 3.1 b. ii. and
3.2 c. ii. for their retention; and

b. amounts payable by the Owners as withholding taxes, sales taxes or goods and services taxes, which amounts will be remitted forthwith upon their being due, by Systems to the appropriate authorities on behalf of the Owners.

3.6  Reports

a. The Manager will give the Owner, on a confidential basis, quarterly reports within 30 days of the end of each fiscal quarter and annual reports within 90 days of the end of each fiscal year, setting forth the details in respect of all services provided to Customers for the Service during such quarter or such year including the name and address of all Customers, type of service, amount and type of all fees and other amounts payable to date, potential Customers and projected revenues.

b. In addition, the Manager will give the Owner, on a confidential basis, the detailed calculations necessary to establish Gross Sales, Net Sales and Net Revenue including, without limitation, the component parts thereof quarterly, within 30 days of the end of each fiscal quarter, and annually, within 90 days of the end of each fiscal year.

3.7  Financial Statements

     The Manager will provide the following financial statements, for the business pertaining to the Service, to the Owners:

a. monthly, within 10 days of the end of each month, an unaudited income statement;

b.  quarterly, within 30 days of the end of each of Systems' fiscal quarters:

     i. the quarterly reports referred to in Section 3.6;

     ii.  an unaudited income statement; and

     iii.  an unaudited balance sheet;

c.  annually, within 90 days of the end of each fiscal year of Systems:

     i. the annual reports referred to in Section 3.6, reviewed and commented on by Systems' auditors;

     ii. an audited income statement; and

     iii.  an audited balance sheet.

3.8  Books and Records

     The Manager will keep and maintain complete and accurate books and records related to the business of providing the Service, separate and apart from the books and records maintained for its own services. These will include records of all services provided to Customers for the Service, all costs of providing the Service and the appropriate fees accruing and collected. These books and records will be maintained according to U.S. generally accepted accounting principles and practices respecting all matters
pertinent to this Agreement.   The Owner will have the right to audit the
books and records of Systems pertaining to the Service once each year for a period of four years after the year end. For this purpose, the Owner or its nominee will have, during normal business hours, access to and the right to copy and remove copies of all files, data, correspondence, books and accounting records relating in any way to the Service or this Agreement. All information obtained by the Owner or its nominee will be subject to the confidentiality obligations of this Agreement.

3.9  Taxes

     The Manager will charge Customers with any and all taxes of any type that are imposed on the use, sale or support of the Service by the Manager.
Subject to Subsection 3.5 b., the Owner and Systems will pay their respective taxes of any type imposed on them for fees distributed to them pursuant to this Agreement.

                                  ARTICLE 4
                               GRANT OF RIGHTS

4.1 In consideration of the Owners' Fee and other good and valuable consideration (the receipt and sufficiency of which is acknowledged by the Owner) the Owner hereby grants Systems, during the term of this Agreement and subject to the restrictions imposed in this Agreement, an exclusive, worldwide right to use, modify and sub-license the source code for the Application Software, the Intellectual Property and the Documentation for use only with products or services other than the Service. Systems' right to sub-license the source code, as contemplated by this Section, is subject to the prior written agreement of the licensee to be bound by a license agreement, the terms and conditions of which:

a. are no less restrictive with respect to the use of the source code than the terms of this Agreement;

b. include language substantially similar to the language set out in Schedule A to this Agreement, with the necessary changes required to suit the source code sub-licence and sub-licensee; and

c. provide the Owner with all the benefits of the license that accrue to Systems including, without limitation, the right to sue the licensee directly for a breach of the license by the licensee.

4.2 Any modifications to the Application Software made by Systems that are not Enhancements will be owned by Systems. Any modifications to the Intellectual Property or the Documentation that do not relate to an Enhancement will be owned by Systems.

4.3 Neither Systems nor any of its affiliates or associates will, directly or indirectly, develop, acquire or market or be involved with or support any person that does develop, acquire, market or sell any services that directly compete with the Service in Canada or the United States of America during the term of this Agreement and for a period of three years from the date of termination hereof.

4.4 Notwithstanding any other provision of this Agreement, the Manager will mark the Service with copyright notices showing the Owner's copyrights in the Technology and the Enhancements and will not modify, alter or otherwise change the copyright markings on the Service.

4.5 Systems will have, upon termination of this Agreement and subject to the restrictions imposed in this Agreement, an exclusive, world wide, paid up right to use, sub-licence (subject to the provisions of Section 4.1) and modify the Application Software for use only with products and services other than the Service:

a. upon termination of this Agreement by the Owner pursuant to Subsection 5.4, if neither the Manager nor Systems is then in default of this Agreement; or

b. upon termination of this Agreement by the Owner, pursuant to Section 5.3, if Systems pays the Owners, in proportion to their respective ownership interest in the Technology, an amount calculated as the difference between $12,500,000 and the amount of the Owners' Fee credited to the Owners to the date of termination.

                                 ARTICLE 5
                           TERM AND TERMINATION
5.1  Term

     This Agreement will be for an initial term expiring August 31, 2001, (the "initial term") and may be extended, for two additional two year terms, each term expiring on the respective second anniversary date of the beginning of such term.

5.2 The initial term or any extension term of this Agreement will be automatically extended to the next extension term without notice or election by the Manager. The Manager may, during any extension term, terminate this Agreement on 90 days notice given to the Owner.

5.3 The Owner may, during the initial term or any extension term, terminate this Agreement as follows:

a. upon 10 days written notice by the Owner to the Manager of a breach of any of the Manager's obligations to pay the Owner under this Agreement, subject to
Section 3.5, if such breach has not been remedied;

b. upon 30 days written notice by the Owner to the Manager of a material breach by the Manager (other than a failure to pay referred to in Subsection 5.3 a.) of this Agreement if such breach is not remedied within the 30 day notice period, or if steps are not being taken by the Manager which can reasonably be expected to remedy such breach within 60 days of the date of the notice; or

c. forthwith upon written notice to the Manager, in the case of the petitioning into bankruptcy of the Manager, the appointment of a receiver or the liquidation of the business and affairs of the Manager or the commencement of or ordering of the winding-up of the business and affairs of the Manager.

5.4 Any Owner may, at the end of the initial term or during any extension term, terminate this Agreement upon 90 days notice given to the Manager and upon payment of all accrued and unpaid interest under the Note.

5.5  Rights and Duties on Termination

     Should the Agreement terminate pursuant to this Article 5, the Manager will immediately:

a. provide to the Owner all copies of the Technology and Enhancements (including, in particular, the most current versions of each);

b. forthwith give the Security Agent under the Security Agent Agreement notice to release all deposited source code and other materials to Shalcor and refrain from objecting to the release of the source code and other materials by the Security Agent;

c.  cease marketing the Service;

d. pay all accrued fees (other than those payable to Systems) to the Owner and provide a full accounting to the Owner for fees payable to the Owner under this Agreement.

5.6  Surviving Obligations

     Sections 4.3, 4.5, 5.5 and Articles 6, 7 and 8 will survive the termination of this Agreement except that if Shalcor terminates this Agreement, pursuant to Section 5.4, the non-competition obligations of Systems and its affiliates, set out in Section 4.3, will terminate.

                                  ARTICLE 6
                           OWNERSHIP OF TECHNOLOGY

6.1  Ownership of Technology

     The Manager acknowledges that the Owner owns all right, title and interest to the Technology and the Enhancements and that the Manager has no rights thereto except the rights expressly granted by this Agreement.

                                  ARTICLE 7
                                  LIABILITY

7.1  Indemnification by Manager

     The Manager will be liable to the Owner for and indemnify and hold the Owner harmless from any and all claims, losses, liability, costs, expenses (including reasonable legal costs on a solicitor and his own client basis) and damages which may arise pursuant to this Agreement including misrepresentations made by the Manager, improper installation of, improper support of, improper use of or infringement of any third party right by, the Technology (whether in negligence or otherwise) or any other material breach of this Agreement. If any suit, claim or proceeding involving the Owner is based on a cause of action which if proven would entitle the Owner to claim the benefit of the indemnification provided for herein and provided that the Manager is given the complete authority, information and cooperation of the Owner, at the Manager's expense, required to defend or settle the suit the Manager will:

a.  defend the suit at its own expense; and

b. pay all damages and costs awarded against the Owner provided that the Manager will not be responsible for any cost, expense or compromise made by the Owner without the Manager's written consent.

     The Owner will be entitled to appoint its own counsel to represent it in any such action at Owner's expense. In no event will the Owner be responsible to any Customers for any matter whatsoever.

7.2  Limitation of Liability

    Neither party shall be liable for any indirect, incidental, special or consequential damages including, without limitation, damages for loss of data, loss of business or failure to realize expected profits or savings or other economic or commercial loss of any kind or loss of use of the Technology or the service provided using the Technology and costs of substituted technology or services, whether under any theory of contract (even in the nature of a breach of a condition or a fundamental term or a fundamental breach), tort (including negligence or misrepresentation), strict liability or any other legal or equitable theory, even if such party has been advised of the possibility thereof, all of which liability is hereby expressly waived by each party.

7.3 Notwithstanding the form of sales agreement used by the Manager to sell the Service to Customers, the Manager will not enter into any agreement unless the agreement contains the terms set out in Schedule A which wording will not be modified except with the express written consent of the Owner.

                                  ARTICLE 8
                      CONFIDENTIALITY AND NON-DISCLOSURE

8.1 Each party acknowledges that all material and information which is or will come into the possession or knowledge of the other in connection with this Agreement or the performance thereof, consists of confidential and proprietary data, whether or not so marked, disclosure of which to or use by third parties will be damaging. All parties, therefore, agree to hold such material and information in strictest confidence, not to make use thereof other than for the performance of this Agreement, to release it only to employees or persons contracted to either party requiring such information, and not to release or disclose it to any other party. Each party agrees not to release such information or material to any employee or contractor who has not signed a written agreement expressly binding himself not to use or disclose it. This paragraph will survive the termination of this Agreement. Nothing herein will prevent either party from using, disclosing or authorizing disclosure of information or data:

a. that now or hereafter becomes disclosed in published papers, literature or patents or is generally known in the trade or public through no action or failure to act on any party's part;

b. that was in either party's possession or was available to either party from a third party without restriction on disclosure prior to the execution of this Agreement but this exception does not include the Technology;

c. that was received by either party from a third party who was not under an obligation of confidentiality to the party whose information is being provided;

d.  that is independently developed by either party;

e. that is disclosed with the written consent of the party whose information is being disclosed; or

f.  that is disclosed pursuant to a court order or other legal compulsion.

8.2 All memoranda, notes, records, reports, papers and any other documents and all copies thereof about any party's business in any way obtained by any other party pursuant to this Agreement will be the disclosing party's property and will be returned promptly to the disclosing party upon termination of this Agreement or at any time upon request.

8.3 The contents of this Agreement and any agreements entered into pursuant to this Agreement are hereby declared proprietary and confidential to the parties hereto.

8.4 Each of the parties (the "Indemnifying Party") agrees to indemnify the other (the "Indemnified Party") for all damages, costs, and expenses (including court costs and reasonable legal fees) incurred by the Indemnified Party as a result of a failure of the Indemnifying Party to comply with its obligations under this Article 8.
                                  ARTICLE 9
                            RIGHT OF FIRST REFUSAL

9.1 Subject to Shalcor's right set out in Section 12.4, in the event that the Owner desires to transfer all or any part of the Application Software (or is required by operation of law or other involuntary transfer to do so), the Owner shall first offer such Application Software to Systems in accordance with the following provisions:

a. the Owner shall deliver a written notice (the "Notice") to Systems, stating the Owner's bona fide intention to transfer the Application Software; the purchase price and terms of payment for which the Owner proposes to transfer the Application Software; and the name and address of the proposed transferee.

b. Within ninety (90) days after receipt of the Notice, Systems shall have the right, but not the obligation, to elect to purchase the Application Software upon the price and terms of payment designated in the Notice, by delivering written notice to the Owner of such election (the "Election Notice"). If the Notice provides for the payment of non-cash consideration, Systems may elect to pay the consideration in cash equal to the good faith estimate of the present fair market value of the non-cash consideration offered.

c. If Systems elects to purchase or obtain the Application Software designated in the Notice, then the closing of such purchase shall occur within ninety (90) days after delivery of the Election Notice, and each of the Owner and Systems shall execute such documents and instruments and make such delivered as may be reasonably required to consummate such purchase and sale.

d. If Systems elects not to purchase or acquire the Application Software, then the Owner may transfer the Application Software to the transferee proposed in the Notice, provided that such transfer: is completed within ninety (90) days after the expiration of Systems' right to elect to purchase the Application Software, is made on terms no less favourable to the Owner than as designated in the Notice, and complies with all of the terms and conditions of this Agreement, the Application Software Purchase Agreement and the Note. If the Application Software is not so transferred, the Owner must give notice in accordance with this Section prior to any other or subsequent transfer of the Application Software.

                                  ARTICLE 10
                                 ARBITRATION

10.1  Arbitration of Disputes

     Any dispute arising between the parties under this Agreement will be settled by arbitration in Calgary, Alberta. Any party may at any time serve a notice on the other parties specifying a matter in dispute and giving notice of its intention to arbitrate such matter. Within 30 days of receiving such notice the parties will appoint a single arbitrator to determine the dispute. If the parties cannot agree on an arbitrator within such 30 day period then the arbitrator will be appointed in accordance with the provisions of the Arbitration Act (Alberta), upon application by any party.

10.2  Timing of Arbitration Proceedings and Decisions

     If the arbitrator fails to commence proceedings within 30 days of being appointed or fails to render a decision within 30 days after concluding the arbitration proceedings, a new arbitrator may, at the election of any party, be chosen in a like manner as if none had previously been appointed.

10.3  Arbitration Decision to be Binding

     The decision of the arbitrator will be in writing and signed, and will be final and binding on the parties as to the question submitted for determination and the parties will abide by the decision and perform the terms thereof.

10.4  Costs of Arbitration

     Unless otherwise determined by the arbitrator, all expenses in connection with such arbitration will be divided equally between the parties, with the exception of expenses of counsel, witnesses and employees of the parties which will be borne by the parties incurring them.

10.5  Arbitration Act (Alberta)

     In all respects not otherwise provided for in this Article 10, the provisions of the Arbitration Act (Alberta), as amended from time to time will apply to any arbitration undertaken hereunder.

                                  ARTICLE 11
                                   NOTICES
11.1  Notice

     Every request, notice, statement, communication, bill or waiver provided for in this Agreement will be in writing and will be directed to whom it is to be given, made or delivered at such person's address for service as specified in this Section and may be served:

a. personally, by delivering it to whom it is to be served during that person's normal business hours. Any personally served notice will be received by the addressee, for the purposes of this Agreement, when actually delivered as aforesaid; or

b. by telescopy (or by any other like method by which a written and recorded message may be sent) directed to whom it is to be given, unless the sender is aware that the relevant receiving equipment is not functioning properly. Any notice so served will be received by the addressee, for the purposes of this Agreement upon written acknowledgment of receipt of such telescopy.

11.2 The addresses for service of notices hereunder of the following persons will be:

          Manager:     DataLink Systems Corporation
                       17420 High Street
                       Los Gatos, California

                       Attention:  President
                       Fax No.:  (408) 354-9267

          Owner:       Shalcor Investments Inc.
                       2398 Scarth Street
                       Regina, Saskatchewan

                       Attention: Secretary-Treasurer
                       Fax. No.:  (306) 522-8190


11.3 Any of the foregoing may change their address for service in this Section by notice given in accordance with this Section.

                                  ARTICLE 12
                                 MISCELLANEOUS

12.1  Severability

     If any one or more of the provisions or parts thereof contained in this Agreement should be or become invalid, illegal or unenforceable in any respect in any jurisdiction, the remaining provisions or parts thereof contained herein will be and will be conclusively deemed to be, as to such jurisdiction, severable therefrom and:

a. the validity, legality or enforceability of such remaining provisions or parts thereof will not in any way be affected or impaired by the severance of the provisions or parts thereof severed; and

b. the invalidity, illegality or unenforceability of any provision or part thereof contained in this Agreement in any jurisdiction will not affect or impair such provision or part thereof or any other provisions of this Agreement in any other jurisdiction.

12.2  Further Assurances

     The parties will, at any time and from time to time at the request of the other, execute and deliver any and all such further instruments or assurances as may be necessary or desirable to give effect to the terms and conditions of this Agreement.

12.3  Counterpart and Facsimile Execution

    This Agreement may be executed in one or more counterparts and may be executed by facsimile signatures and all such counterparts and facsimile signatures taken together will constitute one and the same Agreement and will be binding on the parties as if they had originally signed one copy of this Agreement.

12.4  Assignment

a. The Owner may assign all or part of its interest in this Agreement and in the Technology to the extent that it is permitted to and does assign its interest in the Application Software Purchase Agreement;

     i. by giving written notice of the names and addresses of the assignees; and

     ii. by delivering to the Manager a written undertaking of the assignees acknowledging receipt of a copy of this Agreement and agreeing to be bound by the terms and conditions of this Agreement severally and not jointly with any other person and only to the extent of the assignee's undivided interest in the Technology.

b. The Manager may assign its interest in this Agreement in whole, but not in part, and only with an assignment of all of its rights and obligations and the rights and obligations of its affiliates under the Application Software Purchase Agreement, the Note and the Security Agent Agreement:

     i.  by giving written notice of the name and address of the assignee;
and

     ii. by delivering to the Owner a written undertaking of the assignee acknowledging receipt of a copy of this Agreement and agreeing to be bound by the terms and conditions of this Agreement.

12.5  Binding Effect

     This Agreement and all of its provisions will enure to the benefit of the parties and their respective successors and assigns, and will be binding upon the parties and their respective successors and assigns. The expressions the "Manager" and the "Owner" as used herein will include Systems' and Shalcor's assigns whether immediate or derivative, respectively.

12.6  Relationship of the Parties

     This Agreement is not a joint venture or other such business arrangement and any agreement between the parties as to joint business activities will be set forth in subsequent written agreements. Each party is acting independently and not as partner, or joint venturer with the other parties for any purpose. Except as provided in this Agreement none of the parties will have any right, power, or authority to act or to create any obligations, express or implied, on behalf of the other parties hereto.

12.7  Time of the Essence

     Time will be of the essence of this Agreement.

12.8  Amendment

     This Agreement may be altered or amended in any of its provisions when any such changes are reduced to writing and signed by the parties hereto but not otherwise.

12.9  Costs

     Each party hereto will bear its own legal, accounting and other costs relating to all matters involved in this transaction.
12.10  Confidentiality

     The parties will treat this Agreement and all information relating to this Agreement and the transactions contemplated by this Agreement confidentially and no public disclosure by either party will be made without the prior approval of the other, not to be unreasonably withheld, except as legally required by a party to satisfy disclosure obligations to shareholders and regulators, in which case simultaneous notice of such disclosure will be given to the other party.

12.11  Entire Agreement

     This Agreement, the Application Software Purchase Agreement, the Note and the exhibits and schedules referred to therein, constitute the entire Agreement among the parties and supersede all proposals, oral or written, and all other communications among them relating to the subject matter hereof.

     IN WITNESS WHEREOF, the parties have caused this agreement to be executed by their duly authorized representatives as of the date first above written.

DATALINK SYSTEMS CORPORATION

/s/ Datalink Systems Corporation

SHALCOR INVESTMENTS INC.

/s/ Shalcor Investments Inc.

                                  SCHEDULE A

     In consideration of Systems paying Customer Ten ($10.00) Dollars (the receipt and sufficiency of which is hereby acknowledged by the Customer), which amount is paid by Systems acting as agent on behalf of the Owner (such agency being limited solely to the making of such payment and to receiving on behalf of the Owner, the Customer's covenant herein), Customer hereby agrees that Owner is in no way responsible or liable for any matters arising as a result of this Agreement or related to the use or loss of use of the Service.

LIABILITY.   Notwithstanding any other provision of this Agreement, neither
Systems nor any owner of the Software or Service or any person involved in the creation, development, maintenance, production, use, distribution, marketing, delivery or installation of the Software or the Service will be liable for any direct, indirect, consequential or incidental damages, (including damages for loss of business profits, business interruption, loss of business information) arising out of the use or inability to use such product even if Systems or such other person has been advised of the possibility of such damages. Customer acknowledges and agrees that none of the owners of the Software or the Service will have any liability for damages from any and all causes whatsoever, including but not limited to any claim in respect of a breach of this Agreement by Systems, the performance or non-performance of the Software or the Service or any other matter arising from or relating to the creation, development, maintenance, production, use, distribution, marketing, delivery or installation of the Software or the Service regardless of whether such damages are contractual, tortious (including negligence) or statutory in nature. Customer expressly acknowledges and agrees that any owner of the Software or Service or any person involved in the creation, development, maintenance, production, use, distribution, marketing, delivery or installation of the Software or the Service is a third party beneficiary of the Customer's covenants contained in the Sections headed "Liability", "Ownership" and "Confidentiality and Non-Disclosure" and may claim the benefit of these provisions directly against Customer.

OWNERSHIP. The Customer acknowledges and agrees that this agreement only gives it the right to use the Service during the term of this Agreement. The Customer does not obtain any right, title or interest to the Software or Service except the right to use the Service provided by this Agreement.

CONFIDENTIALITY AND NON-DISCLOSURE. The Customer acknowledges that all material and information which is or will come into its possession or knowledge in connection with this Agreement or the use of the Service, consists of confidential and proprietary data of Systems or the owners of the Software and the Service, whether or not so marked, disclosure of which to or use by third parties will be damaging. The Customer therefore agrees to hold such material and information in the strictest confidence, and not to make use thereof other than for its own internal use. Nothing herein will prevent the Customer from using, disclosing or authorizing disclosure of information or data that is in the public domain through no fault of the Customer or breach of this Agreement by the Customer.

SURVIVAL. The Sections under the headings "Liability", "Ownership" and "Confidentiality and Non-Disclosure" will survive termination of this Agreement on behalf of Systems, the owner of the Software and Service and any person involved in the creation, development, maintenance, production, use, distribution, marketing, delivery and installation of the Software and the Service.